Exhibit 99.1

For Immediate Release
INVESTOR CONTACT:
Paul Arndt, NEOPHARM
(847) 775-4598

MEDIA CONTACT:
Geoff Curtis, WeissComm Partners
(312) 550-8138

NEOPHARM ANNOUNCES EFFICACY RESULTS FOR
PHASE 3 PRECISE TRIAL

WAUKEGAN, Ill. December 11, 2006 - NEOPHARM, Inc. (Nasdaq: NEOL) today announced that the pivotal Phase 3 PRECISE trial evaluating cintredekin besudotox (IL13-PE38QQR) for the treatment of recurrent glioblastoma multiforme (GBM) did not meet the efficacy endpoint at 215 deaths, which was a statistically significant difference, or separation, in the overall survival curves versus Gliadel Wafer®.

“Topline data suggests that cintredekin besudotox, while comparable, was not statistically superior to Gliadel,” said Guillermo A. Herrera, President and Chief Executive Officer of NEOPHARM. “We will continue to work with our Scientific Advisory Board and the FDA to determine the best path forward.”

Median Survival CB = 36.4 weeks
Median Survival Gliadel = 35.3 weeks

Months	CB (% Survival)	Gliadel (% Survival)
6	69.4	62.4
12	35.1	30.1
18	20.0	14.5
24	14.4	14.5

The NEOPHARM Board of Directors and Senior Management have created a task force to evaluate Company options moving forward, including advancement of the Company’s NeoLipid products.

“I want to extend my thanks to the patients and their loved ones, along with the investigators and personnel at study sites, and NEOPHARM employees for their effort in conducting this important trial,” added Mr. Herrera.

Conference Call

NEOPHARM will host a conference call to discuss the trial results:

December 11, 2006 at 5 p.m. eastern time; 2:00 p.m. pacific time

Domestic: 866-831-6162 , passcode 52256025

International: 617-213-8852 , passcode 52256025

Audio replays will be available through December 22, 2006.

Domestic: 888-286-8010 , passcode 88265219

International: 617-801-6888 , passcode 88265219

The live call and replay will also be available via Web cast at www.neopharm.com.

About NEOPHARM, Inc.

NEOPHARM, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NEOPHARM’s Web site at www.NEOPHARM.com.

Forward Looking Statements - This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to, clinical trials involving cintredekin besudotox, future patient survival in the Company’s PRECISE trial for cintredekin besudotox and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, and the possibility of regulatory approval for, cintredekin besudotox, uncertainty regarding the Company’s ability to market its drug and non-drug product candidates including, but not limited to, cintredekin besudotox, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its most recent quarterly report on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.